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EXHIBIT 23 - CONSENT OF EXPERTS

The Board of Directors
First Financial Bancorp:


We consent to incorporation by reference in the registration statements dated April 23, 1991 on Form S-8 of First Financial Bancorp and dated June 12, 1997 on Form S-8 of First Financial Bancorp of our report dated February 12, 1998, relating to the consolidated balance sheets of First Financial Bancorp and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of First Financial Bancorp.


                              /s/ KPMG Peat Marwick LLP


Sacramento, California
March 5, 1998

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